Exhibit 10.17

411 Seventh Avenue, 8-7	Tel 412-393-1149
Pittsburgh, PA 15219	Fax 412-393-5601
drabuzzi@duqlight.com
Douglas L. Rabuzzi Corporate Secretary

[date]

Re:	Restricted Stock Grant

Dear                         :

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Duquesne Light Holdings, Inc. (“DLH”), a well as the full Board, have approved the grant to you of restricted shares of common stock, no par value, of DLH (“Restricted Shares”). This is an agreement between you and DLH, dated as of the date first written above, with respect to your Restricted Shares (the “Agreement”). The effective date of your grant (“Date of Grant”) and the number of Restricted Shares granted to you as of the Date of Grant are as set forth on your Restricted Shares Grant Notice (any such notice being referred to in this Agreement as a “Grant Notice”) attached as Exhibit A to this Agreement.

DLH may make additional grants of Restricted Shares to you in the future. If so, DLH will deliver to you separate Grant Notices with respect to such grants. In such event, all such future grants shall, without any further action on your part, be subject to the terms of this Agreement and such separate Grant Notices. Each such future Grant Notice, if any, shall be incorporated by reference into this Agreement upon the issuance thereof.

Your Restricted Shares are granted under, and subject to the terms and conditions of, the Duquesne Light Holdings, Inc. 2002 Long-Term Incentive Plan, as it may be amended from time to time (the “Plan”), and to the further conditions set forth in this Agreement. Your right to retain ownership of such shares shall be based upon your continued service as a non-employee director of DLH (“Non-Employee Director”). Any capitalized term not defined herein will have the meaning as defined in the Plan.

Definitions

For purposes of this Agreement, the capitalized terms set forth below shall have the following meanings:

Change in Control means, and shall be deemed to have occurred upon, the first to occur of any of the following events:

(a) The acquisition by any individual, entity, or group (a “Person”), including a “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of twenty percent (20%) or more of either: (i) the then outstanding shares of common stock of DLH (the “Outstanding Common Stock”); or (ii) the combined voting power of the then outstanding securities of DLH entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however the following: (A) any acquisition directly from DLH (excluding an acquisition resulting from the exercise of an exercise, conversion, or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from DLH); (B) any acquisition by DLH, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by DLH or any corporation controlled by DLH; or (D) any acquisition by any corporation pursuant to a transaction which complies with subclauses (i), (ii), and (iii) of clause (c) below;

(b) During any twenty-four (24) consecutive month period, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such twenty-four (24) month period shall be deemed to have satisfied such twenty-four (24) month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such period) or by prior operation of the provisions of this clause (b);

(c) The consummation of a reorganization, merger or consolidation of DLH or sale or other disposition of all or substantially all of the assets of DLH (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which: (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation, which as a result of such transaction owns DLH or all or substantially all of DLH’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate

Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be; (ii) no Person (other than: DLH; any employee benefit plan (or related trust) sponsored or maintained by DLH or any corporation controlled by DLH; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, twenty-five percent (25%) or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, twenty-five percent (25%)or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors; and (iii) individuals who were Incumbent Directors will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d) The consummation of a plan of complete liquidation or dissolution of DLH.

Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred by reason of a distribution of the voting securities of any of DLH’s subsidiaries to the stockholders of DLH, or by means of an initial public offering of such securities.

Forfeiture Period means, with respect to any Restricted Shares, the period during which such Restricted Shares can be forfeited. With respect to any Restricted Shares Awarded to you under any particular Grant Notice, the Forfeiture Period begins on the Date of Grant of such Restricted Shares and ends on the                  anniversary of the Date of Grant.

Share Awards

Subject to your timely execution and return of this Agreement, you are hereby awarded the number of Restricted Shares set forth in the Grant Notice attached as Exhibit A. The Restricted Shares awarded to you hereunder will be subject to such restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the common stock is listed and any applicable federal or state securities law, and the Committee may cause a legend or legends to be endorsed on any stock certificates representing the Restricted Shares, making appropriate references to such legal restrictions.

The Plan

Your Restricted Shares are subject to the terms and conditions of the Plan. This Agreement is the award agreement referred to in Section 6(A)(i) of the Plan. If there is any conflict between the Plan and this Agreement, the provisions of the Plan will control, except as expressly set forth in the paragraphs titled Change in Control and Other Agreements. Any dispute or disagreement which may arise under or in any way relate to the interpretation or construction of the Plan or this Agreement will be resolved by the Committee in its sole and absolute discretion and the decision will be final, binding and conclusive for all purposes.

Stock Certificates.

The Restricted Shares awarded to you hereunder will be subject to the transferability and forfeiture restrictions described below. As soon as practicable after the Date of Grant, DLH will cause to be registered in your name on the books of its transfer agent shares of Common Stock representing such Restricted Shares, subject to appropriate transfer restrictions consistent with this Agreement. If a stock certificate is issued with respect to any Restricted Shares awarded hereunder, until the expiration of all restrictions applicable to such Restricted Shares, as described below, and the satisfaction of all Withholding Obligations with respect to such Restricted Shares, as described below, the stock certificate will be held in custody by DLH or its designee.

If a stock certificate is issued with respect to Restricted Shares, such stock certificate will bear the following legend:

The ownership and transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of an Agreement entered into between the registered owner and Duquesne Light Holdings, Inc. Copies of such Agreement are on file in the offices of Duquesne Light Holdings, Inc., 411 Seventh Ave, Pittsburgh, PA 15219.

Restrictions Applicable to the Restricted Shares.

Subject to the restrictions described below, you will become a shareholder of Duquesne Light Holdings, Inc. as to the Restricted Shares awarded to you hereunder, beginning on the Date of Grant of such Restricted Shares, and you will have all of the rights of a shareholder, including the right to vote such Restricted Shares and the right to receive dividends and, subject to the following paragraph, other distributions paid with respect to such Restricted Shares; provided, however, that any Common Stock distributed as a dividend or otherwise with respect to any Restricted Shares during the Forfeiture Period applicable to such Restricted Shares shall be subject to the same restrictions as such Restricted Shares and shall be held as prescribed above. During the Forfeiture Period applicable to any Restricted Shares, such Restricted Shares will be subject to forfeiture as described below, and none of such Restricted Shares may be assigned, transferred (other than by will or the laws of descent and distribution), pledged, sold or otherwise disposed of by you prior to expiration of the applicable restrictions. Any attempt to dispose of Restricted Shares or any interest in the Restricted Shares in violation of these restrictions will be null, void and ineffective.

Notwithstanding the foregoing, dividends paid with respect to any Restricted Shares for which the Forfeiture Period has not lapsed will be paid to and held by DLH and you hereby assign to DLH the right to receive such dividends. Upon the lapse of the Forfeiture Period with respect to such Restricted Shares, any and all dividends paid to and held by DLH with respect to such Restricted Shares during the Forfeiture Period will be paid to you (without interest) as soon as practicable following the last day of such Forfeiture Period. In the event any Restricted Shares are forfeited, DLH shall retain the dividends applicable to such Restricted Shares that were assigned to DLH prior to such forfeiture.

Forfeiture of Restricted Shares.

Restricted Shares will be forfeited and returned to DLH and all of your rights to such Restricted Shares will cease and terminate in their entirety if prior to the last day of the Forfeiture Period applicable to such Restricted Shares, you cease to be a Non-Employee Director for any reason other than death, Disability, or retirement pursuant to the Board’s mandatory retirement policy. In the event of any such forfeiture, the certificates representing such Restricted Shares, if any, will be canceled. For purposes of this Agreement, “Disability” shall mean any physical or mental injury or disease of a permanent nature which renders you incapable of meeting the requirements of your position as a Non-Employee Director immediately prior to the commencement of such disability. The determination of whether you are disabled will be made by the Committee in its sole discretion.

Acceleration of Vesting

Upon the occurrence of a Change in Control, your death, your Disability or your retirement pursuant to the Board’s mandatory retirement policy, all Restricted Shares shall become vested and nonforfeitable, and stock certificates, free and clear of all restrictions, representing such Restricted Shares shall be delivered to you (or, in case of your death, to your legal representatives) as soon as reasonably practicable after the date of such occurrence.

Other Agreements

Notwithstanding any provision hereof to the contrary, if you are a party to a change in control, severance, or similar plan, policy or agreement that provides for accelerated payment and/or other modifications of the terms and/or conditions of your Restricted Shares or other stock-based awards upon the happening of certain events (including, but not by way of limitation, changes in control and/or cessation of your status as a Non-Employee Director), the provisions of such other plan, policy or agreement, as the case may be, shall supercede the provisions contained in this Agreement to the extent such other provisions would provide benefits to you greater than those provided in this Agreement.

Delivery of Certificates Upon Vesting

Upon expiration or earlier termination of the Forfeiture Period and upon the satisfaction of all Withholding Obligations with respect to any Restricted Shares, the restrictions applicable to such Restricted Shares which have become vested and nonforfeitable as described above will lapse. As soon as practicable after vesting, subject to the Withholding Obligations, DLH will deliver to you or, in case of your death, to your legal representatives, one or more stock certificates representing the appropriate number of shares of common stock which have vested, free of all such restrictions, except for any restrictions that may be imposed by law.

Acceptance Form

Enclosed are two copies of your Restrictive Shares Acceptance Form. IF YOU DESIRE TO ACCEPT THE RESTRICTED SHARES, YOU SHOULD SIGN BOTH COPIES OF THE RESTRICTED SHARES ACCEPTANCE FORM, RETURN ONE COPY TO DOUGLAS L. RABUZZI AND RETAIN THE OTHER COPY FOR YOUR RECORDS. YOUR RESTRICTED SHARES WILL BE DEEMED TO BE CANCELLED AND BE VOID IF A SIGNED COPY OF THIS AGREEMENT IS NOT RETURNED TO DLH BY                     .

Information Statement

You previously received or will be receiving an Information Statement that describes the Plan. You should read the Information Statement, together with the Plan and this Agreement for a full understanding of the Restricted Shares granted to you. Until your Restricted Shares are earned by you, you will continue to receive notification if there is a material amendment to the Plan or a change in the law which impacts your rights under the Plan.

Directors and Affiliates - Restrictions

There are certain legal restrictions under the federal securities laws upon directors and affiliates who receive grants of Restricted Shares and/or sell shares acquired under the Plan. You must consult the Corporate Secretary before selling shares received under the Plan. Such sales may be restricted in order to ensure compliance with the federal securities laws. You may also consult the Corporate Secretary if you have any questions concerning your status as an “affiliate” of DLH as defined in the Plan.

Federal Income Tax Consequences

Information with respect to the federal income tax consequences of the receipt of Restricted Shares and the subsequent disposition of any shares acquired under the Plan, appears in the Information Statement under the caption “Federal Income Tax Consequences.” The federal income tax consequences are complex. Accordingly, you are encouraged to carefully read the material that was provided and to consult your personal tax adviser with specific reference to your own tax situation.

Restricted Shares Not a Bar to Corporate Event

The existence of the Restricted Shares granted hereunder shall not affect in any way the right or the power of DLH or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in DLH’s capital structure or its business, or any merger or consolidation of DLH, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the DLH Common Stock or the rights thereof, or the dissolution or liquidation of DLH, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of similar character or otherwise.

General Restriction

The Restricted Shares shall be subject to the requirement that if at any time the Committee shall determine that any listing or registration of the shares of DLH common stock or any consent or approval of any governmental body or any other agreement or consent is necessary or desirable as a condition of the issuance of shares of DLH common stock such issuance of shares of DLH common stock may not be consummated unless such requirement is satisfied in a manner acceptable to the Committee. DLH shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as the same shall be in effect from time to time) or to take any other affirmative action to cause the issuance of shares pursuant to the distribution of Restricted Shares to comply with any law or regulation of any governmental authority.

Determinations of Committee

The actions taken and determinations of the Committee made pursuant to this Agreement and of the Committee pursuant to the Plan shall be final, conclusive and binding upon DLH and upon you. No member of the Committee shall be liable for any action taken or determination made relating to this Agreement or the Plan if made in good faith.

Miscellaneous

This Agreement does not confer any right on you to continue as a Non-Employee Director of DLH, or interfere in any way with the rights of DLH to terminate your status as a Non-Employee Director.

Whenever the word “you” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to your executors, administrators, or the person or persons to whom the Restricted Shares may be transferred by will or by the laws of descent and distribution, the word “you” shall be deemed to include such person or persons.

The Plan, or any part thereof, may be terminated or may, from time to time be amended, in accordance with the Plan; provided, however, the termination or amendment of the Plan shall not, without your consent, affect your rights under this Agreement.

This Agreement shall be binding upon the successors and assigns of DLH and upon your legal representatives, heirs and legatees. This Agreement, along with the Plan and the Information Statement, constitutes the entire agreement between you and DLH with respect to the Restricted Shares granted to you and supersedes all prior agreements and understandings, oral or written, between you and DLH with respect to the subject matter of this Agreement. This Agreement may be amended only by a written instrument signed by you and DLH and will be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania.

You agree, upon demand of DLH or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements (including, without limitation, stock powers with respect to shares of Common Stock or other securities of DLH issued as a dividend or distribution on Restricted Shares) which may be required by DLH or the Committee, as the case may be, to implement the provisions and purposes of this Agreement.

Between the date of this Agreement and the date your Restricted Shares are issued to you, you will receive copies of all reports, proxy statements and other communications distributed generally to the shareholders of DLH.

It is recommended that you establish a file for this letter and enclosures as well as any other material you receive regarding the Plan, including the Information Statement.

If you have any questions with respect to your Restricted Shares, please direct your inquiry to Douglas L. Rabuzzi, Corporate Secretary, Duquesne Light, 411 Seventh Avenue (8-7), Pittsburgh, PA 15219.

Very truly yours,

Douglas L. Rabuzzi

Enclosures

Agreed to and accepted by:

Participant’s Signature	Date

For your grant to be effective, one signed copy

of this Agreement must be returned by                      to:

Douglas L. Rabuzzi

Corporate Secretary

Duquesne Light

411 Seventh Avenue (8-7)

Pittsburgh, PA 15219

Retain the other signed copy of this Agreement for your records

EXHIBIT A

RESTRICTED SHARES GRANT NOTICE

The Participant named below has been granted restricted shares (the “Restricted Shares”) in respect of a number of shares of common stock, no par value, of Duquesne Light Holdings, Inc. (“DLH”), subject to the terms and conditions of the Duquesne Light Holdings, Inc. 2002 Long-Term Incentive Plan, as it may be amended from time to time (the “Plan”), and this Grant Notice, as follows:

Date of Grant:

Number of Shares of DLH

Common Stock for which

Restricted Shares

are Granted:

[name of participant]

[address of participant]